Exhibit 99.1

Tri-S Security Announces Results

For the Fourth Quarter and Year Ended December 31, 2008

Revenue for 2009 forecasted at $145-$150 million

ATLANTA – Wednesday, March 25, 2009 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services for government and private entities, today announced its results of operations for the fourth quarter and year ended December 31, 2008. Tri-S provides security services through its two wholly-owned subsidiaries, Paragon Systems, Inc. (“Paragon”) and The Cornwall Group (“Cornwall”).

Fourth Quarter and Year Ended December 31, 2008

•	Revenues increased 52% for the quarter and 59% for the year, to $35.8 million and $141 million, respectively, from $23.5 million and $88.9 million, respectively, a year ago.

•

Gross profit increased for the quarter and for the year, to $2.2 million and $11.2 million, respectively, from $0.8 million and $5.5 million, respectively, a year ago, primarily due to the impact of the significant contracts awarded to Paragon.

•

The operating loss for the year 2008 was $9.3 million compared to $6.8 million for the year 2007. The operating loss for the year 2008 includes a goodwill impairment charge of $6.2 million. Without this goodwill impairment charge, the operating loss for the year 2008 would have been reduced to $3.1 million, an improvement of $3.7 million over the year 2007.

•	Net loss for the year was $14.1 million compared to a net loss of $4.3 million a year ago. Net loss per share for the year was $3.36 per share compared to $1.21 per share a year ago.

•	EBITDA, as adjusted, for the year was a positive $1.1 million compared to a negative $2.9 million a year ago, an improvement of $4.0 million (see “EBITDA, as adjusted” definition below).

Recent Highlights

•

As part of Tri-S’s strategic review of its results and operations, Tri-S decided to explore the sale of the Cornwall business in order to focus on the government business conducted by Paragon and to reduce the overall debt load. After reviewing a number of potential offers, Tri-S has entered into a non-binding Letter of Intent to sell the Cornwall business and anticipates closing such sale within forty-five days, subject to the execution of definitive transaction documents and the satisfaction of customary closing conditions.

•	Expect 2009 revenue to range from $140-$145 million for Paragon only, which is an increase year over year for Paragon of 35-40%.

•

Signed a non-binding term sheet, subject to certain closing conditions with Wells Fargo Business Credit, for a new $25 million asset-based lending facility which will reduce our fees and interest charges by approximately $2.0 million on a full-year basis.

•

Paragon awarded two new contracts to provide armed guard services in Los Angeles and San Diego, California. Both contracts are with the Department of Homeland Security and include security for the counties surrounding Los Angeles and San Diego. The Los Angeles contract and the San Diego contract are valued at approximately $94 and $47 million, respectively, for a combined total of $141 million in revenue over five years.

•

Paragon awarded a contract to provide armed and unarmed guard services in Southern Virginia, scheduled to start April 1, 2009. The contract is with the Department of Homeland Security and is valued at approximately $42.5 million in revenue over five years.

•

Total contract pipeline of approximately $531 million, including approximately $507 million of contracts under bid and approximately $24 million of contracts for which bids have been solicited and are in preparation.

•	Settlement reached with respect to the litigation regarding Tri-S’s initial public offering, subject to approval by the court.

•	Agreement in principle reached regarding the investigation by Miami Dade County.

“The objective we set last year for top line growth in 2008 has been achieved with a 59% increase in revenue and total contract awards of $360 million,” said Ronald Farrell, CEO, Tri-S Security Corp. “The focus remains on continuing this growth and improving our margins in the government business. We expect Paragon to grow between 35 % and 40 % in 2009.

I am pleased that we are exploring the sale of our Cornwall business in order to concentrate on the government business and to substantially reduce our debt load. So far in 2009, we have continued to maintain our operating costs flat and expect this trend to continue. Overall, we are focused on continuing to grow our government business and are excited about our opportunities during the coming year as evidenced by our current pipeline and the anticipated reduction to our debt costs.”

Financial Discussion for Fourth Quarter and Year Ended December 31, 2008

During the fourth quarter of 2008, revenue for Tri-S grew 52% to $35.8 million from $23.5 million in the fourth quarter of 2007. The revenue increase was the result of new contracts awarded to Paragon. For the year 2008, revenue grew $52.4 million, or 59%, to $141.3 million as a result of new contract awards to Paragon.

During the year 2008, Paragon was awarded five new contracts which were transitioned into operations during the latter part of the second quarter and the beginning of the third and fourth quarters.

The gross profit for the fourth quarter of 2008 increased $1.4 million to $2.2 million from the $0.8 million gross profit for the fourth quarter of 2007. Gross profit for the year 2008 increased to $11.2 million from $5.5 million for the year 2007, an increase of $5.7 million. Both of these increases were primarily due to the new contracts awarded to Paragon.

Selling, general and administrative costs were $3.7 million for the fourth quarter of 2008 compared to $3.0 million for the fourth quarter of 2007, an increase of 23% while revenue rose in the fourth quarter of 2008 by 53% compared to the fourth quarter of 2007. These costs increased to $13.6 million for the year 2008 compared to $11.4 million for the year 2007, an increase of 19%, while revenue increased for the same period by 59%. These costs represented 10.3% of revenue for the fourth quarter of 2008 down from 12.7% of revenue for the fourth quarter of 2007. For the year 2008, these same costs represented 9.6% of revenue down from 12.8% for the year 2007.

The operating loss for the fourth quarter of 2008 was $3.8 million compared to an operating loss for the fourth quarter of 2007 of $2.4 million, resulting primarily from the need to record additional goodwill impairment with respect to Cornwall of $2.2 million as a result of the impending sale under current market conditions. Without this goodwill impairment charge, the operating loss for the fourth quarter of 2008 would have been reduced to $1.6 million, an improvement of $0.8 million over the fourth quarter of 2007. The operating loss for the year 2008 was $9.3 million compared to $6.8 million for the year 2007. The operating loss for the year 2008 includes a goodwill impairment charge of $6.2 million. Without this goodwill impairment charge, the operating loss for the year 2008 would have been reduced to $3.1 million, an improvement of $3.7 million over the year 2007.

Net interest expense increased to $1.3 million for the fourth quarter of 2008 compared to $570,000 for the fourth quarter of 2007. For the year 2008, interest expense increased from $2.4 million for the year 2007 to $5.0 million for the year 2008, mainly due to increased borrowings on incremental revenue and over advance interest.

Income taxes increased by $2.6 million for the year 2008 due to management’s decision to record a valuation allowance of the same amount against deferred tax assets.

For the fourth quarter 2008, Tri-S’s net loss was $5.0 million, compared to $2.2 million for the fourth quarter 2007. Net loss per share for the fourth quarter 2008 was $1.20 compared to $0.60 for the fourth quarter 2007. For the year 2008, Tri-S’s net loss was $14.1 million, compared to $4.3 for the year 2007. Net loss per share for the year 2008 was $3.36 compared to $1.21 for the year 2007.

EBITDA, as adjusted, was a loss of approximately $0.8 million for the fourth quarter of 2008 compared to a loss of $1.4 million for the fourth quarter of quarter of 2007. For the year 2008, EBITDA, as adjusted, was a positive $1.1 million compared to a loss of $2.9 million for the year 2007, an improvement of $4.0 million.

In this release, we use the non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for the quarters and years ended December 31, 2007 and 2008, is attached to this press release.

Tri-S will host a conference call at 10:00 a.m. EDT on Thursday, March 26, 2009. The conference call may be accessed by dialing 877-879-6201. Participants should ask for the Tri-S 2008 Financial Results conference call.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://trissecurity.com. The website may also be accessed at Thomson’s website at http://earnings.com. The webcast can be accessed through May 29, 2009 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp. (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services for government and private entities. Security services include uniformed guards, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended Dec. 31, 2008	Three Months Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2007
Revenues	$35,824	$23,507	$141,332	$88,943

Cost of revenues:
Direct labor	22,912	15,006	89,938	56,681
Indirect labor and other contract support costs	10,325	7,271	38,594	25,173
Amortization of customer contracts	405	404	1,619	1,617

	33,642	22,681	130,151	83,471

Gross profit	2,182	826	11,181	5,472
	6.1%	3.5%	7.9%	6.2%

Selling, general and administrative	3,679	2,981	13,590	11,370
Goodwill impairment loss	2,213	—	6,253	—
Amortization of intangible assets	110	251	626	927

	6,002	3,232	20,469	12,297

Operating income (loss)	(3,820)	(2,406)	(9,288)	(6,825)

Other income (expense):
Interest expense, net	(1,267)	(570)	(4,966)	(2,454)
Interest on series C redeemable preferred stock	—	—	—	(211)
Other income	1	98	49	2,549

	(1,266)	(472)	(4,917)	(116)

Loss before income taxes	(5,086)	(2,878)	(14,205)	(6,941)

Income tax benefit	(55)	(691)	(87)	(2,638)

Net loss	$(5,031)	$(2,187)	$(14,118)	$(4,303)

Basic and diluted net income (loss) per common share	$(1.20)	$(0.60)	$(3.36)	$(1.21)
Basic and diluted weighted average number of common shares	4,203	3,661	4,203	3,561

Tri-S Security Corporation and Subsidiaries

Balance Sheets

(In thousands, except per share data)

	Draft Dec. 31, 2008	Audited December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$1,246	$465
Restricted cash	75	348
Trade accounts receivable, net	16,610	13,993
Prepaid expenses and other assets	903	353

Total current assets	18,834	15,159

Property and equipment, less accumulated depreciation	611	476
Goodwill	9,825	16,078
Intangibles
Customer contracts	1,028	2,647
Deferred loan costs	797	515
Other	665	769

Total assets	$31,760	$35,644

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,885	$1,983
Other accrued expenses	1,949	903
Accrued salary and benefits	4,055	3,940
Asset based lending facility	19,641	11,625
Accrued interest	534	—
Income taxes payable	67	586
10% convertible notes	1,025	7,473

Total current liabilities	29,156	26,510

Other liabilities:
14% convertible notes	6,470	—
Term loan	2,500	2,500
Accrued interest expense—long term	277	353
Series D preferred stock subject to mandatory redemption	1,500	1,500

	10,747	4,353

Total liabilities	39,903	30,863

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,203,280 shares issued and outstanding at September 30, 2008 and December 31, 2007.	4	4
Treasury stock	(105)	(105)
Additional paid-in capital	17,562	16,368
Retained deficit	(25,604)	(11,486)

Total stockholders’ equity	(8,143)	4,781

Total liabilities and stockholders’ equity	$31,760	$35,644

Tri-S Security Corporation and Subsidiaries

Statements of Cash Flows

Unaudited

(In thousands)

	Three Months Ended Dec. 31, 2008	Three Months Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2007
Cash flow from operating activities:
Net income (loss)	$(5,031)	$(2,187)	$(14,118)	$(4,303)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Gain on Paragon settlement	—	—		(1,888)
Gain on Cornwall settlement	—	—		(250)
Bad debt expense	292	188	777	488
Depreciation and amortization	667	763	2,725	2,920
Goodwill impairment loss	2,213		6,253	—
Deferred income tax benefits	—	(749)		(1,974)
Common shares, options and warrants in exchange for services and interest	158	74	831	238
Non-cash interest expense	(155)	264	22	837
Changes in operating assets and liabilities:
Unbilled revenues and trade accounts receivable	9,096	(1,889)	(3,394)	(1,168)
Prepaid expenses and other assets	450	238	(550)	(52)
Trade accounts payable	685	227	(98)	878
Accrued liabilities	(2,291)	(702)	1,619	319
Income taxes payable	(56)	54	(519)	(683)

Net cash provided (used) by operating activities	6,028	(3,719)	(6,452)	(4,638)

Cash flow from investing activities:
Restricted cash	—	—	273	—
Purchase of property and equipment	(39)	(78)	(615)	(254)

Net cash provided (used) by investing activities	(39)	(78)	(342)	(254)

Cash flow from financing activities:
Payment on Paragon settlement	—	—		(1,250)
Proceeds from (payments on) asset based lending facility	(5,412)	4,172	8,016	4,119
10% convertible notes tendered	—		—
14% convertible notes issued	—		—
Proceeds of (repayments on) of term loans	—	—	—	2,500
Deferred financing costs	(296)	(13)	(441)	(78)

Net cash provided (used) by financing activities	(5,708)	4,159	7,575	5,291

Net increase (decrease) in cash and cash equivalents	281	362	781	399
Cash and cash equivalents at beginning of period	465	66	465	66

Cash and cash equivalents at end of period	$746	$428	$1,246	$465

Supplemental disclosures of cash flow information:
Interest paid	$1,178	$540	$4,377	$1,850
Income taxes paid	$0	$—	$432	$15
Tender of 10% convertible notes for 14% convertible notes	$—	$—	$6,460
Payment of deferred financing costs through issuance of warrants			363

Tri-S Security Corporation and Subsidiaries

EBITDA, as adjusted

	Three Months Ended Dec. 31, 2008	Three Months Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2007
Net Loss	$(5,031)	$(2,187)	$(14,118)	$(4,303)

Adjustments:
Income tax benefit	(55)	(691)	(87)	(2,638)
Interest expense, net	1,267	570	4,966	2,454
Interest on preferred stock subject to mandatory redemption		0	—	211
Gain on sale of assets	0	0	0	(1,888)
Other income	(1)	(98)	(49)	(661)
Amortization of intangible assets	110	251	626	928
Goodwill impairment loss	2,213	—	6,253	—
Amortization of customer contracts	405	405	1,619	1,617
Depreciation	152	107	480	375
Non-cash stock based compensation	158	72	831	236
Start Up Costs	0	198	549	757

EBITDA, as adjusted	$(782)	$(1,373)	$1,070	$(2,912)

Contact:

Tri-S Security Corporation

Nicolas Chater, Chief Financial Officer

nchater@trissecurity.com

1-678-808-1540